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                                                                    Exhibit 21.1


                          Subsidiaries of Registrant

NM Licensing LLC
NextMedia Franchising, Inc.
NextMedia Outdoor LLC
NextMedia Outdoor, Inc.
Crickett, Ltd.
Chesapeake Outdoor Enterprises, Inc.